News Release

February 23, 2022

SSR MINING REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

HIGHLIGHTS
•ATTRIBUTABLE & ADJUSTED ATTRIBUTABLE FOURTH QUARTER EPS OF $0.60 AND $0.46 PER SHARE, RESPECTIVELY
•2021 OPERATING CASH FLOW OF $609 MILLION, FREE CASH FLOW OF $444 MILLION
•2021 CAPITAL RETURNS OF $191 MILLION
•2022 DIVIDEND INCREASED BY 40%
•INCREASED GOLD MINERAL RESERVES BY 14% OR 1.1 MILLION OUNCES
•UPDATED RESERVE CASE TECHNICAL REPORTS FOR ALL FOUR PRODUCING ASSETS
•INITIAL ASSESSMENT CASE OUTLINING C2 DEVELOPMENT FOR TOTAL CAPITAL OF $218 MILLION AND A ~60% IRR

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX:SSR) ("SSR Mining" or the “Company") reports consolidated financial results in accordance with U.S. GAAP for the full year ended December 31, 2021. In addition, the Board of Directors declared a quarterly cash dividend of US$0.07 per common share, an increase of 40% over the third quarter dividend, payable on April 4, 2022 to holders of record at the close of business on March 7, 2022. This dividend qualifies as an 'eligible dividend' for Canadian tax purposes.

Rod Antal, President and CEO said, "SSR Mining ended 2021 with another strong quarter, rounding out a year of operational outperformance, strong free cash flow generation and peer-leading capital returns. We delivered full-year gold equivalent production at the top-end of our 2021 guidance range and full-year AISC * below our previously lowered guidance range despite pervasive inflationary pressures across the industry. Subsequently, last month we announced our inaugural three-year operating outlook and increased our base dividend by 40%.

Accompanying today’s strong fourth quarter and full year financial results, we announced our updated Mineral Reserves and Resources for year-end 2021, including a 14% or 1.1 million ounce increase in total gold Mineral Reserves as compared to year-end 2020. Additionally, we have filed SK1300 Technical Report Summaries (“TRS”) for all four of our producing assets. The Çöpler District Master Plan TRS (“CDMP21”) includes a Mineral Reserve Case incorporating maiden Mineral Reserves from Çakmaktepe Extension (Ardich), and an Initial Assessment Case (“IAC”) which contemplates the construction of a copper concentrator to process Çöpler Copper-Gold (“C2”) sulfide ore beginning in 2025 at an IRR of ~60%.

Together, the four TRS reports outline an improved production platform and reaffirm our ability to sustain a +700koz production profile through the end of the decade. This is further supported by the consideration that Seabee and Marigold TRS do not yet fully incorporate the ongoing exploration efforts including the recent positive drill results issued late last year, and are based exclusively on existing Mineral Reserves. Overall, the new TRS reports provide refreshed base case production scenarios with no significant capital requirements that we will continue to improve into the future.”

* AISC is a non-GAAP metric which is customary in the mining industry, but for which there is no standardized definition or comparable financial measure under U.S. GAAP. As a result, we have not identified a comparable financial measure calculated under U.S. GAAP. See. "Cautionary Note Regarding Non-GAAP Financial Measures".

SSR Mining Inc.	PAGE 1

Fourth Quarter and Full Year 2021 Highlights:
(All figures are in U.S. dollars unless otherwise noted)
▪Achieved full year production at the top end of guidance while beating AISC guidance: Delivered fourth quarter production of 211,717 gold equivalent ounces at AISC of $961/oz. (1) Full year production of 794,456 gold equivalent ounces approached the top end of the Company’s guidance range of 720,000 to 800,000 gold equivalent ounces. The Company’s 2021 AISC was $955 per gold equivalent ounce, beating the previously lowered AISC guidance range of $1,000 to $1,040 per ounce. (1) (2)

▪Announced 2022 guidance and inaugural three-year operating outlook: Three-year production guidance of 700,000 to 780,000 gold equivalent ounces annually reflects a strong and stable production profile without requirements for material capital investment. The Company’s 2022 guidance included AISC guidance of $1,120 to $1,180 per ounce, reflecting a cost profile that ensures strong free cash flow and capital returns going forward. (1)

▪Generated continued peer leading cash flow: Cash flows from operating activities of $184.6 million and free cash flow of $148.7 million in the fourth quarter, contributing to full year operating cash flow of $609.0 million and free cash flow of $444.2 million. (1) Attributable net income in the fourth quarter was $127.4 million, or $0.60 per share, and adjusted attributable net income was $98.3 million, or $0.46 per share. (1) For the full year period, attributable net income was $368.1 million, or $1.70 per share, while adjusted attributable net income was $401.8 million or $1.86 per share. (1)

▪Delivered $191 million in capital returns and increased dividend by 40%: The Board declared a quarterly cash dividend of $0.07 per share on February 22, 2022, a 40% increase over the third quarter dividend of $0.05. In 2021, SSR Mining returned $191.3 million to shareholders through dividend payments and the purchase of 8,800,700 shares at an average share price of $16.82 per share under the Normal Course Issuer Bid (“NCIB”) program announced on April 19, 2021.

▪Balance sheet remains a key strength: At the end of 2021, the Company had a cash and cash equivalent balance of $1,017.6 million, after the aforementioned $191.3 million in capital returns to shareholders and $70 million in scheduled debt repayments. Non-GAAP net cash now totals $681.4 million. (1)

▪Increased gold Mineral Reserves by 14% or 1.1 million ounces to 9.2 million ounces: Resource to Reserve conversion at Çakmaktepe Extension (Ardich) and Gap Hangingwall drove an increase to Mineral Reserves and offset depletion at Marigold and Puna. Total gold equivalent Mineral Reserves increased by 11%, or 1.0 million ounces, to 10.0 million ounces.

▪Positive results at the Çöpler District Master Plan TRS (“CDMP21”) add upside: CDMP21 builds on Ҫӧpler’s 2020 technical report, including a Mineral Reserve case with a 21 year mine life and total production of 4.4 million ounces of gold. An Initial Assessment Case (IAC) production plan includes a 22 year mine plan with total gold production 5.4 million ounces of gold through the development of the Çöpler Copper-Gold (C2) project for incremental capex of $218 million and a ~60% IRR.

▪Updated Technical Report Summaries at all producing assets reiterate quality of longer-term platform: The TRS doubled the life of Seabee and demonstrated solid base case mine plans at Marigold and Puna. These reports include refreshed operating and economic assumptions for each asset and provide a base line for further growth and optimization to support the Company’s long-term production base.

▪Delivered strong near-mine and greenfield exploration results across the portfolio: In the fourth quarter, SSR Mining delivered positive exploration updates from the Marigold, Copper Hill, and Amisk properties. The Company also increased its ownership in the Copper Hill joint venture to 70%. The exploration updates in the fourth quarter build on the positive results from Çakmaktepe Extension (Ardich) and Seabee earlier in the year, showcasing SSR Mining’s robust exploration platform.

SSR Mining Inc.	PAGE 2

▪Expanded land position in Saskatchewan with proposed acquisition of Taiga Gold Corp. On December 2, 2021, SSR Mining announced the proposed acquisition of Taiga Gold Corp. (“Taiga”) for C$0.265 per Taiga share, implying an equity value of $21 million. The transaction consolidated a 100% interest in the Fisher property contiguous to the Seabee mine, eliminated an existing 2.5% net smelter return (“NSR”) royalty on the Fisher property, and added five new properties covering 30,480 hectares to complement the Company’s existing exploration platform in the underexplored and highly geologically prospective Province of Saskatchewan. The transaction, which is subject to Taiga shareholder approval, court and regulatory approvals and customary closing conditions, is expected to close in the first half of 2022.

▪Announced the sale of the Pitarrilla project: On January 13, 2022, the Company announced it had entered into a definitive agreement to sell its Pitarrilla silver project in Durango, Mexico to Endeavour Silver Corp. (“EXK”) for total consideration of up to $127 million. This consideration includes $35 million in cash, $35 million in EXK shares, and a 1.25% Net Smelter Return (“NSR”) royalty on the Pitarrilla property (3). The transaction, which is subject to TSX and NYSE regulatory approvals, the approval of the Mexican Federal Economic Competition Commission and customary closing conditions, is expected to close in the first half of 2022.

(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted basic attributable net income per share, free cash flow, net cash, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to net income and production costs, which are the comparable GAAP financial measures.
(2)SSR Mining’s 2021 AISC guidance was issued in accordance with IFRS.
(3)The estimated value of the net smelter return royalty is based on the present value of net smelter returns of the Pitarrilla property from the “NI 43-101 Technical Report on the Pitarrilla Project, Durango State, Mexico”, dated December 14, 2012, which is available on Company’s website at www.ssrmining.com, discounted at a rate of 5%. The estimated value assumes a silver price of US$25/oz, a lead price of US$0.90/lb, and a zinc price of US$0.95/lb. The assumptions underlying the estimated value of the Pitarrilla project net smelter return royalty, including those supporting the Technical Report on the Pitarrilla Project and future metal prices, represent estimates and actual royalties received by SSR Mining in connection with the Transaction may differ from projected amounts.

SSR Mining Inc.	PAGE 3

Financial and Operating Highlights
A summary of the Company's consolidated financial and operating results for the three and twelve months ended December 31, 2021 and 2020 are presented below:

(in thousands of US dollars, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Financial Results
Revenue	$407,919	$370,729	$1,474,199	$853,089
Income from mine operations	$153,647	$151,592	$574,866	$299,293
Gross margin (2)	38%	41%	39%	35%
Operating income	$118,816	$123,902	$444,375	$188,275
Net income	$156,499	$86,863	$425,922	$157,162
Net income attributable to equity holders of SSR Mining	$127,435	$83,178	$368,076	$151,535
Basic attributable net income per share	$0.60	$0.38	$1.70	$1.00
Adjusted attributable net income (1)	$98,259	$109,666	$401,757	$193,401
Adjusted basic attributable net income per share (1)	$0.46	$0.50	$1.86	$1.28

Cash generated by operating activities	$184,606	$211,336	$608,986	307,098
Cash used in investing activities	$1,362	$(53,245)	$(129,137)	$240,423
Cash used in financing activities	$(29,380)	$(31,255)	$(319,769)	(158,374)

Operating Results
Gold produced (oz)	185,042	191,885	683,446	418,745
Gold sold (oz)	186,159	182,259	689,354	413,775
Silver produced ('000 oz)	2,043	2,165	8,010	5,581
Silver sold ('000 oz)	2,461	956	7,810	4,411
Lead produced ('000 lb) (4)	11,319	6,529	37,695	17,193
Lead sold ('000 lb) (4)	11,653	3,005	33,378	14,179
Zinc produced ('000 lb) (4)	3,208	2,932	13,642	6,988
Zinc sold ('000 lb) (4)	3,803	1,608	10,751	5,111

Gold equivalent produced (oz) (5)	211,717	220,431	794,456	484,153
Gold equivalent sold (oz) (5)	218,282	194,862	797,602	465,471

Average realized gold price ($/oz sold)	$1,798	$1,880	$1,802	1,812
Average realized silver price ($/oz sold)	$23.48	$24.78	$24.98	$21.23

Cash cost per gold equivalent ounce sold (1, 5)	$697	$688	$698	$814
AISC per gold equivalent ounce sold (1, 5)	$961	$951	$955	$1,193

Financial Position	December 31, 2021		December 31, 2020
Cash and cash equivalents	$1,017,562		$860,633
Current assets	$1,600,314		$1,423,795
Total assets	$5,211,438		$5,177,344
Current liabilities	$283,882		$249,297
Total liabilities	$1,158,921		$1,326,856
Working capital (3)	$1,316,432		$1,174,498

(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted basic attributable net income per share, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to net income and production costs, which are the comparable GAAP financial measures.
(2)Gross margin is defined as income from mine operations divided by revenue.
(3)Working capital is defined as current assets less current liabilities.
(4)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(5)Gold equivalent ounces have been established using the average realized metal prices per ounce of precious metals sold in the period and applied to the recovered silver metal content produced by the mines. Zinc and lead production are not included in gold equivalent ounces produced.

SSR Mining Inc.	PAGE 4

Updated Mineral Reserves and Resources for Year-End 2021
SSR Mining reports its updated Mineral Reserves and Mineral Resources as of December 31, 2021. For a detailed summary by asset, please refer to Item 2 Properties in SSR Mining’s 2021 10-K filing associated with this release.

▪Continued delivery of Mineral Reserve replacement: Gold Mineral Reserves increased 14% or 1.1 million ounces to 9.2 million ounces as compared to year-end 2020 Mineral Reserves. Total gold equivalent Mineral Reserves increased 11% or 1.0 million ounces to 10.0 million ounces. The additions were driven primarily by the initial Mineral Reserve at Çöpler’s Çakmaktepe Extension, along with the Gap Hangingwall at Seabee.
▪Measured and Indicated Mineral Resources of nearly 18 million gold equivalent ounces (exclusive of Mineral Reserves): Gold Measured and Indicated Mineral Resources of 6.5 million ounces decreased by 0.4 million ounces as compared to year-end 2020 Measured and Indicated Mineral resources, reflecting depletion. Gold equivalent Measured and Indicated Mineral Resources decreased by 1% to 17.8 million ounces as compared to year-end 2020.

▪Inferred Mineral Resources highlight targets for future conversion: Gold Inferred Mineral Resources of 5.5 million ounces increased by 15% or 0.7 million ounces as compared to year-end 2020 Inferred Mineral Resources. Gold equivalent Inferred Mineral Resources of 7.3 million ounces increased by 7% or 0.4 million ounces as compared to year-end 2020 Inferred Mineral Resources.

▪Çakmaktepe Extension and C2 drive Çöpler District Mineral Reserve and Resource growth, respectively: Çöpler Mineral Reserves increased 34% to 5.2 million ounces of gold with the successful conversion at Çakmaktepe Extension. Total gold contained in Measured and Indicated Mineral Resources plus the Mineral Reserves increased 15% to 8.3 million gold ounces. Çöpler also hosts 299 million pounds of Measured and Indicated copper resources in Çöpler, which the Çöpler Copper-Gold project aims to leverage value from.

▪Commodity price assumptions largely unchanged from 2020: Commodity prices used in the calculation of Mineral Reserves remain at $1,350/oz gold, $18.50/oz silver, $0.90/lb of lead, $1.05/lb of zinc, while the copper price was increased to $3.30/lb from $3.00/lb previously. At Seabee, a $1,600/oz gold price was used in the calculation of Mineral Reserves to better align with site-level mine plans. Mineral Resource prices of $1,750/oz gold, $22.00/oz silver, $0.95/lb lead, $1.15/lb zinc were unchanged from 2020, while the copper price assumption increased to $3.95/lb from $3.25/lb previously.

Table 1. SSR Mining Mineral Reserves and Resources as of December 31, 2021.

Mineral Reserves and Resources as of December 31, 2021	Gold	Silver	Lead	Zinc	Copper	AuEq (7)	GEO Y/Y Change
	koz	koz	Mlb	Mlb	Mlb	koz	%
Total P+P Reserves	9,154	47,906	219	48	9	10,016	11%
Total M&I Resource (6)	6,483	596,069	1,430	3,584	299	17,782	(1%)
Total Inferred Resource	5,495	71,819	59	320	286	7,285	7%
(6)Measured and Indicated Mineral Resources are shown exclusive of Mineral Reserves.
(7)All gold equivalent ounce (GEO) figures are based on the above-mentioned commodity prices. Metal equivalence is calculated for the respective and applicable metals as follows: AuEq = Au koz + ((Ag koz * Ag price per ounce) + (Pb klb * Pb price per pound) + (Zn klb * Zn price per pound) + (Cu klb * Cu price per pound)) / (Au price per ounce).

SSR Mining Inc.	PAGE 5

SK1300 Technical Report Summary Highlights:
As required under SEC regulations, SSR Mining has published updated TRS for its four producing assets. At Ҫӧpler, the updated CDMP21 includes a Mineral Reserve Case incorporating the maiden Mineral Reserve from Çakmaktepe Extension (Ardich), and an Initial Assessment Case (IAC) which contemplates the production and value upside possible through the construction of a copper concentrator to process Çöpler Copper-Gold Resources. Both the Reserve Case and the Initial Assessment Case extend the operating life for the Ҫӧpler mine and expand the production profile against the November 2020 Ҫӧpler District Master Plan (“CDMP20”).

The Seabee TRS reflects a doubling of the mine life with the inclusion of the Gap Hangingwall Mineral Reserves and includes recently demonstrated improved operating performance. The accelerated filing of the Marigold TRS means that recent drilling work was not yet developed to a stage ready for Mineral Reserve declaration, which is targeted for subsequent filings. With respect to Puna, the TRS includes the improved operating performance that the mine has demonstrated over the last year.

The updated life of mine plans are aligned with the Company’s three-year production guidance of 700,000 to 780,000 gold equivalent ounces annually, and provide a robust production base for SSR Mining to complement with future resource conversion and growth projects. In aggregate, the combined Net Asset Value of the four assets is aligned with consensus analyst estimates, without incorporating future growth opportunities at each mine. The company has a pipeline of highly prospective near mine targets at all of its producing mines, a history of near mine exploration success/mine life extension and has substantially increased spending on near mine exploration and project development in 2022.

Table 2. Key Metrics From 2021 SK1300 Technical Report Summaries (8)

Asset	Mine Life		LOM Production		5-Year Avg. Annual Production		After-Tax NPV5%
	Reserve Case (yrs.)	IAC (yrs.)	Reserve Case (koz Au)	IAC (koz Au)	Reserve Case (koz Au)	IAC (koz Au)	Reserve Case ($M)	IAC ($M)
Ҫӧpler	21	22	4,369	5,368	278	300	$1,732	$2,004
Marigold	11		2,536		215		$860
Seabee	6		565		96		$249
Subtotal	16	18	7,470	8,469	589	611	$2,841	$3,113
			Moz Ag		Moz Ag
Puna	5		35.1		7.0		$228
	Weighted Average Mine Life (yrs.)		koz AuEq		koz AuEq		Total Producing Asset NPV5% ($M)
Total	16	17	7,958	8,957	686	708	$3,068	$3,341
(8) Gold equivalent calculated using a 72:1 gold to silver ratio in accordance with 2022 SSR Mining guidance.

SSR Mining Inc.	PAGE 6

Ҫӧpler District Master Plan – Reserve Case
The first of two development scenarios outlined in the CDMP21, the Reserve Case incorporates the successful Mineral Reserve conversion efforts at Çakmaktepe Extension (Ardich) to extend and expand upon the production profile outlined in the CDMP20. Highlights of the CDMP21 Reserve Case include:
•NPV5% of $1.7 billion;
•21-year asset life including 13 years of oxide mining;
•Life of mine production of 4.4 million ounces gold, a 37% increase over the CDMP20 Reserve Case;
•Average annual production of 278,000 ounces of gold over the first five years;
•Average AISC of $1,071 per ounce over the first five years;
•Average annual operating cash flow of $205 million and free cash flow of $158 million over the first five years;
•Incorporation of Mineral Reserves at Çakmaktepe Extension (Ardich) that adds an additional 1.2 million ounces of gold production into the life of mine profile beginning in 2023 for total development capital of $69 million
Figure 1. Life of Mine Production Profile from CDMP21 Reserve Case as compared to CDMP20 Reserve Case mine plan

Table 3. Key Metrics From 2021 Ҫӧpler District Master Plan Reserve Case

		2022 – 2026	2022 – 2031	Life of Mine
Average Annual Production	Au koz	278	258	208
Total Production	Au koz	1,390	2,579	4,369
Total Cash Costs	$ / Au oz	$880	$867	$803
AISC	$ / Au oz	$1,071	$1,049	$966
Operating Cash Flow	$M	$1,024	$1,818	$3,144
Total Capital Costs *	$M	$233	$365	$588
Total Free Cash Flow	$M	$791	$1,453	$2,555
Average Annual Free Cash Flow	$M	$158	$145	$122
* Total capital costs include working capital.

SSR Mining Inc.	PAGE 7

Ҫӧpler District Master Plan – Initial Assessment Case
The Initial Assessment Case development scenario outlined in the CDMP21 expands on the life of mine production plan highlighted in both the CDMP21 Reserve Case and the 2020 Ҫӧpler District Master Plan (“CDMP20”) PEA Case with the construction of a Copper Concentrator to recover copper from the Sulfide Mineral Resource.
The Initial Assessment Case has been prepared to demonstrate economic potential of the Mineral Resources at the Çöpler Deposit. The Initial Assessment Case is preliminary in nature, it includes Inferred Mineral Resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as Mineral Reserves, and there is no certainty that this economic assessment will be realized.
The copper concentrator would produce a gold-rich copper concentrate for sale to smelters and a high gold content pyrite concentrate to be fed into the autoclaves in the sulfide plant. The pyrite concentrate would increase annual gold production while also providing sulfur as a source of fuel for the autoclaves. In addition, the changes in pit shape driven by the added value attributed by the copper also results in additional ore feed for both the autoclaves and heap leach pads. Highlights of the CDMP21 Initial Assessment Case include:
•NPV5% of $2.0 billion;
•22-year asset life including 19 years of oxide mining;
•Life of mine production of 5.4 million ounces gold, a 26% increase in LOM production over the CDMP20 PEA Case despite depletion;
•Average annual production of 300,000 ounces of gold over the first five years;
•Average AISC of $938 per ounce over the first five years;
•Average annual operating cash flow of $255 million and free cash flow of $165 million over the first five years;
•Incorporation of the Copper Concentrator adds 1.0Moz gold in life of mine production starting in 2025 for initial capital investment of $218 million;
•Most of the value in the gold-rich copper concentrate is derived from gold with total copper revenue representing ~6% of LOM total revenue in the CDMP21 Initial Assessment Case;
•IRR: ~60%
Figure 2. Life of Mine Production Profile from CDMP21 Initial Assessment Case as compared to CDMP20 PEA Case mine plan

Table 4. Key Metrics From 2021 Ҫӧpler District Master Plan Initial Assessment Case

		2022 – 2026	2022 – 2031	Life of Mine
Average Annual Production	Au koz	300	300	244
Total Production	Au koz	1,499	3,001	5,368
Total Cash Costs	$ / Au oz	$761	$750	$783
AISC	$ / Au oz	$938	$907	$924
Operating Cash Flow	$M	$1,277	$2,441	$3,851
Total Capital Costs *	$M	$451	$584	$893
Total Free Cash Flow	$M	$826	$1,858	$2,958
Average Annual Free Cash Flow	$M	$165	$186	$134
* Total capital costs include working capital.

Additional potential for upside at Ҫӧpler
The updated CDMP21 highlights significant growth to the production and free cash flow profile as compared to the Reserve and IAC / PEA production scenarios in the CDMP20. SSR Mining is advancing Ҫӧpler Copper-Gold to the Pre-Feasibility stage. Additionally there are multiple opportunities for possible growth beyond the CDMP21 that are currently being investigated by the SSR Mining team, including:
•2022 Çakmaktepe Extension drilling plan aims to deliver additional Mineral Reserve and Mineral Resource growth at Çakmaktepe Extension (Ardich);
•Near-pit exploration success at targets like Ҫӧpler Saddle and below the Main Pit that could further complement the Sulfide and/or Oxide production profile;
•Optimization of the blended ore feed to the three plants (sulfide plant, oxide plant and copper concentrator) to increase recoveries and value;
•Regional exploration success at targets across the Ҫӧpler District
SSR Mining has budgeted nearly 45,000 meters of exploration and resource development drilling across the Ҫӧpler District in 2022.

Marigold
The SK1300 Technical Report Summary at Marigold is based exclusively on existing Mineral Reserves and does not yet incorporate any of the Company’s recent exploration success in identifying higher grade oxide material outside of existing Mineral Resources. The target of subsequent filings will be to incorporate additional Mineral Reserves delineated by recent exploration drilling. The mine plan in the TRS expands on the production profile outlined in Marigold’s 2018 Technical Report, including a 72% increase in life of mine production as compared to the remaining production profile in the 2018 Technical Report. Highlights of the Marigold TRS include:
•NPV5% of $860 million;
•11-year mine life;
•Life of mine production of 2.5 million ounces gold, a 72% increase in LOM production over the remaining period in the prior 2018 technical report;
•Average annual production of 215,000 ounces of gold over the first five years;
•Average AISC of $1,278 per ounce over the first five years;
•Average annual operating cash flow of $123 million and free cash flow of $72 million over the first five years;

SSR Mining Inc.	PAGE 9

Figure 3. Life of Mine Production Profile from the Marigold SK1300 as compared to 2018 Marigold Technical Report mine plan

Table 5. Key Metrics from the Marigold SK1300 Technical Report Summary

		2022 – 2026	2022 – 2031	Life of Mine
Average Annual Production	Au koz	215	222	217
Total Production	Au koz	1,075	2,224	2,536
Total Cash Costs	$ / Au oz	$1,042	$993	$1,009
AISC	$ / Au oz	$1,278	$1,156	$1,154
Operating Cash Flow	$M	$615	$1,310	$1,607
Total Capital Costs *	$M	$254	$364	$440
Total Free Cash Flow	$M	$361	$946	$1,166
Average Annual Free Cash Flow	$M	$72	$95	$97
* Total capital costs include working capital.

Additional potential for upside at Marigold
The Marigold property hosts significant potential for mine life extension through future Mineral Reserve conversion and growth. Opportunities for possible growth beyond the TRS life of mine plan include:
•M&I Mineral Resources of 1.6 million ounces gold not incorporated in the current Mineral Reserve
•Positive assay results highlighted in SSR Mining’s Marigold exploration updates (9) have not yet been converted to Mineral Resources and present opportunities for possible growth;
◦The Company is focused on the delineation of higher-grade oxide material immediately adjacent to current operations at New Millennium, as well as the Buffalo Valley and Trenton Canyon targets;
•The re-assay of historical New Millennium drilling results is continuing, with potential to deliver incremental positive Mineral Reserve growth;
•The Company will evaluate the potential for oxide processing infrastructure (heap leach and gold adsorption) closer to Buffalo Valley and Trenton Canyon which could also significantly reduce costs for the other, more southern, Marigold deposits;
•Systematic exploration of deeper sulfide targets continues
SSR Mining has planned nearly 90,000 meters of exploration and resource development drilling at Marigold in 2022 to continue advancing these brownfield exploration targets.

(9) See December 8, 2021 press release titled “SSR Mining Announces Positive Results at Marigold” and May 14, 2020 press release titled “SSR Mining Provides Exploration Update.”

Seabee
The SK1300 Technical Report Summary at Seabee includes a doubling of the remaining mine life as a result of the Gap Hangingwall maiden Mineral Reserve, and also includes recently demonstrated improved operating performance. Seabee is scheduled to deliver record gold production for at least the next two years, with aggressive exploration efforts underway to extend mine life and improve mill feed grade in the outer years.
The TRS at Seabee is based exclusively on existing Mineral Reserves and does not incorporate any of the 358koz of Measured and Indicated Mineral Resources exclusive to the existing Mineral Reserves, or the 536koz of Inferred Mineral Resources. Seabee has been in continuous operation for 30 years and has demonstrated a track record of continued Mineral Reserve replacement that SSR Mining expects to continue into the future.
The mine plan in the TRS expands on the production profile outlined in Seabee’s 2017 Technical Report, including a 151% increase in life of mine production as compared to the remaining production profile in the 2017 Technical Report mine plan. Highlights of the Seabee TRS include:
•NPV5% of $249 million;
•6-year mine life;
•Life of mine production of 565 thousand ounces gold;
•Average annual production of 96 thousand ounces of gold over the first five years;
•Average AISC of $1,004 per ounce over the first five years;
•Average annual operating cash flow of $81 million and free cash flow of $51 million over the first five years;
•Production rate increasing from 382 tpa in 2021 to ~425 tpa with potential for further improvement
Figure 4. Life of Mine Production Profile from the Seabee TRS as compared to the 2017 Seabee Technical Report mine plan

Table 6. Key Metrics from the Seabee SK1300 Technical Report Summary

		2022 – 2024	2022 – 2026	Life of Mine
Average Annual Production	Au koz	114	96	89
Total Production	Au koz	341	480	565
Total Cash Costs	$ / Au oz	$586	$690	$735
AISC	$ / Au oz	$913	$1,004	$1,021
Operating Cash Flow	$M	$324	$405	$448
Total Capital Costs*	$M	$111	$150	$174
Total Free Cash Flow	$M	$212	$254	$274
Average Annual Free Cash Flow	$M	$71	$51	$46
* Total capital costs include working capital.

SSR Mining Inc.	PAGE 11

Additional potential for upside at Seabee
The Seabee property hosts significant potential for mine life extension through exploration along the mine’s strike and the many more distal mineralization targets. Opportunities for possible growth beyond the SK1300 life of mine plan include:
•Exploration targeting higher grades and tonnes along strike in the Santoy 8 & 9 structures, which represent the current source of production ;
•Further exploration and conversion of the Santoy Hangingwall to Mineral Resource;
•Exploration to expand the Gap Hangingwall Resources and convert to Mineral Reserves;
•Continued exploration and definition drilling at targets across the Seabee property, including Shane, Joker and Porky;
•Greenfield exploration work focused on prospective targets from generative exploration work across the Seabee and Fisher properties

Seabee Historical Mineral Reserve & Resource Growth
583
847
1013
640
670
480
583
507
536
175
125
129
210
240
250
550
510
358
423
299
239
360
440
610
500
493
580
44
107
183
263
348
449
561
643
762
2013
2014
2015
2016
2017
2018
2019
2020
2021
Reserves (koz Au)
M+I Resources (Exclusive) (koz Au)
Inferred Resources (koz Au)
Cumulative Production (koz Au)

Figure 5. Year-end gold Mineral Reserves and Resources against annual gold production at Seabee highlighting track record of Mineral Resource and Reserve growth

Puna
The SK1300 Technical Report Summary at Puna includes the improved operating performance that the mine has demonstrated over the last year and is based exclusively on existing Mineral Reserves. The mine plan in the TRS expands on the production profile outlined in Puna’s 2018 Technical Report, including a 13% increase in life of mine payable silver production as compared to the remaining production profile in the 2018 Technical Report. Highlights of the Puna TRS include:
•NPV5% of $228 million;
•5-year mine life;
•Life of mine production of 35.1 million ounces of payable silver;
•Average annual production of 7.0 million ounces of payable silver over the first five years;
•Average AISC of $13.57 per ounce over the first five years;
•Average annual operating cash flow of $72 million and free cash flow of $52 million over the first five years;

Figure 6. Life of Mine Production Profile from the Puna TRS as compared to the 2018 Chinchillas Technical Report mine plan

Table 7. Key Metrics from the Puna SK1300 Technical Report Summary

		2022 – 2024	2022 – 2026	Life of Mine
Average Annual Production	Ag koz	8.0	7.0	7.0
Total Production	Ag koz	24.1	35.1	35.1
Total Cash Costs	$ / Ag oz	$12.14	$11.63	$11.63
AISC	$ / Ag oz	$14.52	$13.57	$13.57
Operating Cash Flow	$M	$250	$359	$372
Total Capital Costs *	$M	$84	$100	$119
Total Free Cash Flow	$M	$166	$259	$253
Average Annual Free Cash Flow	$M	$55	$52	$52
* Total capital costs include working capital.

The Puna property hosts potential for mine life extension through future Mineral Reserve conversion and growth. Opportunities for growth beyond the SK1300 life of mine plan include:
•Potential for in-pit Mineral Reserve and Resource growth at the Chinchillas pit;
•Potential for near-mine Mineral Reserve and Resource growth at the Cortaderas target;
•Greenfield exploration targeting across the regional Puna land package

SSR Mining Inc.	PAGE 13

Conference Call Information

This news release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website or www.ssrmining.com.

▪Conference call and webcast: Wednesday, February 23, 2022, at 5:00 pm EDT.
Toll-free in U.S. and Canada:    +1 (800) 319-4610
All other callers:            +1 (604) 638-5340
Webcast:            http://ir.ssrmining.com/investors/events

▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:
Toll-free in U.S. and Canada:    +1 (855) 669-9658, replay code 8300
All other callers:            +1 (412) 317-0088; replay code 8300

Dividend Declaration

On February 22, 2022 the Board of Directors declared a quarterly cash dividend of US$0.07 per common share, payable on April 4, 2022 to holders of record at the close of business on March 7, 2022. This dividend qualifies as an 'eligible dividend' for Canadian income tax purposes.

The dividend payment applies to holders of SSR Mining’s common shares, which trade on the Toronto Stock Exchange and the Nasdaq under the symbol SSRM, and to holders of its CHESS Depositary Interests ("CDIs"), which trade on the Australian Securities Exchange under the symbol SSR. Each CDI confers a beneficial interest in one common share. Therefore, CDI holders are entitled to a dividend calculated on the same basis as the holders of SSR Mining’s common shares.

SSR Mining has sought and been granted a temporary waiver of certain of the ASX Settlement Operating Rules. Under the authority of the waiver, the processing of conversions of common shares to CDIs, or CDIs to common shares, lodged on or after or after March 4, 2022, will be deferred until after the record date of March 7, 2022. The key dates with respect to the dividend are as follows:

Last date for processing requests to convert CDIs into common shares and to convert common shares into CDIs before the record date for the dividend	March 3, 2022
CDIs trade on the ASX on an ex‐dividend basis	March 4, 2022
Common shares trade on the TSX and Nasdaq on an ex‐dividend basis	March 4, 2022
Record date for the dividend	March 7, 2022
Processing recommences for requests to convert CDIs into common shares and to convert common shares into CDIs	March 8, 2022
Common share dividend payment date	April 4, 2022 (in Canada and the United States)
Payment of dividend to CDI holders	April 5, 2022 (in Australia)

Payments to Canadian shareholders will be made in Canadian dollars based on the exchange rate on the record date as reported by the Bank of Canada. Payments to other shareholders will be made in U.S. dollars. For CDI holders, payments will be made in Australian dollars, and it is expected to be based on the prevailing exchange rate sourced from the wholesale foreign exchange market on or around 5 business days after the record date.

Qualified Persons
The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under S-K 1300. For details on the “qualified persons” approving such information, a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources for SSR Mining Inc.’s material properties included in this news release, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused intermediate gold company with four producing assets located in the USA, Turkey, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets in the USA, Turkey, Peru, and Canada. In 2021, the four operating assets produced approximately 794,000 gold-equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (416) 306-5789

To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

SSR Mining Inc.	PAGE 15

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to the COVID-19 pandemic, including the duration, severity and scope of the pandemic and potential impacts on mining operations; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR and the Canadian securities regulatory authorities on SEDAR.

Forward-looking information and statements in this news release include any statements concerning, among other things: preliminary cost reporting in this document; production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; expectations regarding COVID-19, its ongoing impact on us and any interruptions it may cause on our operations; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Cash costs, AISC per ounce sold, adjusted attributable net income, free cash flow, and net cash are Non-GAAP Measures with no standardized definition under U.S GAAP.

Non-GAAP Measure – Cash Costs and AISC
The Company uses cash costs per ounce of precious metals sold to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is production costs. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the production costs associated with an ounce of precious metal, the Company includes by-product credits, thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations, including the impact of measuring inventories at fair value in connection with business combinations.

AISC includes total production costs incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.
The Company believes that AISC represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.
When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.
AISC includes total production costs incurred at the Company's mining operations, which forms the basis of its cash costs and which are reconciled to reported production costs.

SSR Mining Inc.	PAGE 17

The following tables provide a reconciliation of production costs to cash costs and AISC:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, unless otherwise noted)	2021	2020	2021	2020
Production costs (GAAP)	$187,865	$170,595	$671,374	$444,538
By-product credits	($22,665)	($6,046)	($56,378)	($17,282)
Treatment and refining charges	$5,997	$2,190	$17,074	$6,968
Incremental COVID-19 related costs (10)	($2,426)	($3,233)	($9,586)	($3,447)
Fair value adjustment on acquired inventories	($16,734)	($28,261)	($65,939)	($51,931)
Cash costs (non-GAAP)	$152,037	$135,245	$556,545	$378,846
Sustaining capital expenditures	$31,075	$31,231	$136,205	$105,104
Sustaining exploration and evaluation expense	$1,040	$288	$2,704	$2,829
Care and maintenance	$0	$1,897	$0	$29,593
Reclamation cost accretion and amortization	$1,745	$1,842	$7,399	$5,177
General and administrative expense and stock-based compensation expense	$23,833	$15,978	$58,770	$33,569
Total AISC (non-GAAP)	$209,730	$186,480	$761,623	$555,118

Gold sold (oz)	186,159	182,259	689,354	413,775
Silver sold (oz)	2,460,894	955,893	7,810,282	4,411,087
Gold equivalent sold (oz) (11)(12)	218,282	194,862	797,602	465,471

Production cost per gold equivalent ounce sold	$861	$875	$842	$955
Cash cost per gold equivalent ounce sold	$697	$694	$698	$814
AISC per gold equivalent ounce sold	$961	$957	$955	$1,193
(10)COVID-19 related costs include direct, incremental costs associated with COVID-19.
(11)Gold equivalent ounces have been established using realized metal prices per ounce of precious metal sold in the period and applied to the recovered metal content of the gold and silver sold by Çöpler, Marigold, Seabee and Puna. The Company has not included lead and zinc as they are considered a by-product.
(12)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.

Non-GAAP Measure - Adjusted Attributable Net Income
Adjusted attributable net income and adjusted attributable net income per share are used by management and investors to measure the Company's underlying operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income attributable to equity holders of SSR Mining and net income per share attributable to equity holders of SSR Mining. Adjusted attributable net income is defined as net income adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the impact of measuring inventories and mineral properties at fair value in connection with business combinations; impairment adjustments and reversals; foreign exchange gains (losses), including those related to deferred tax balances; transaction and integration expenses; changes in tax rates and other non-recurring items.

The following table provides a reconciliation of net income attributable to equity holders of SSR Mining to adjusted net income attributable to equity holders of SSR Mining:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share)	2021	2020	2021	2020
Net income attributable to equity holders of SSR Mining (GAAP)	$127,435	$83,178	$368,076	$151,535
Interest saving on convertible notes, net of tax	$1,228	$73	$4,889	$4,883
Net income used in the calculation of diluted net income per share	$128,663	$83,252	$372,965	$156,418

Weighted-average shares used in the calculation of net income and adjusted net income per share
Basic	211,838	219,504	215,993	151,144
Diluted	224,069	233,077	228,241	163,699

Net income per share attributable to common stockholders (GAAP)
Basic	$0.60	$0.38	$1.70	$1.00
Diluted	$0.57	$0.36	$1.63	$0.96

Adjustments:
Fair value adjustment on acquired assets (13)	$28,786	$28,111	$104,714	$48,893
COVID-19 related costs (14)	$2,426	$2,583	$9,586	$3,447
Foreign exchange loss (gain)	($6,533)	$2,947	($3,629)	$3,732
Transaction, integration, and SEC conversion expense	$5,180	$2,334	$11,240	$20,813
Impairment of long-lived and other assets	($2,079)	$0	$20,275	$0
Changes in fair value of investments	$4,269	($10,332)	$10,741	($21,368)
Loss (gain) on sale of mineral properties, plant and equipment	$50	$1,607	($412)	$2,804
Loss on redemption of convertible debt	$0	$0	$0	$0
Income tax impact related to above adjustments	($8,672)	($5,870)	($34,120)	($15,144)
Foreign exchange (gain) loss and inflationary impacts on deferred tax balances	($52,622)	$5,108	($97,288)	($1,311)
Impact of tax rate change on fair value adjustments	$19	$0	$12,574	$0
Adjusted net income attributable to equity holders of SSR Mining (Non-GAAP)	$98,259	$109,666	$401,757	$193,401

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.46	$0.50	$1.86	$1.28
Diluted	$0.44	$0.47	$1.78	$1.21
(13)Fair value adjustments on acquired assets relate to the acquisition of Alacer's inventories and mineral properties.
(14)COVID-19 related costs include direct, incremental costs associated with COVID-19 at all operations.
Non-GAAP Measure – Free Cash Flow
The Company uses free cash flow to supplement information in its consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with U.S. GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020
Cash provided by operating activities (GAAP)	$184,606	$211,336	$608,986	$307,098
Expenditures on mineral properties, plant and equipment	($35,886)	($59,108)	($164,810)	($138,990)
Free cash flow (non-GAAP)	$148,720	$152,228	$444,176	$168,108

SSR Mining Inc.	PAGE 19

Non-GAAP Measure – Net Cash
The following table provides a reconciliation of cash and cash equivalents to net cash:

	Years Ended December 31,
(in thousands)	2021	2020
Cash and cash equivalents	$1,017,562	$860,633
Restricted cash	$35,303	$35,288
Total Cash	$1,052,865	$895,921

Short and Long Term Portion of Term Loan	$140,000	$210,000
Face Value of 2019 Convertible Note	$230,000	$230,000
Other Debt	$1,450	$3,051
Total Debt	$371,450	$443,051

Net Cash (Debt)	$681,415	$452,870